Exhibit 2.2


                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS


In re:                                  )     Case No. 02-08699
                                        )     (Jointly Administered)
National Steel Corporation., et al.,    )     Chapter 11
                                        )     Hon. John H. Squires
                                        )
                  Debtors.              )
                                        )


                MODIFICATION TO THE FIRST AMENDED JOINT PLAN OF
               LIQUIDATION OF NATIONAL STEEL CORPORATION AND ITS
                 AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

         The First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession, dated as of August 20, 2003 (the "Plan"), is hereby modified by this modification dated as of October 17, 2003 (this "Modification") by National Steel Corporation ("National Steel") and certain of its affiliated debtors (the "Affiliated Debtors"), debtors and debtors-in-possession in the above captioned cases (collectively, the "Debtors" or the "Company"), pursuant to 11 U.S.C. ss. 1127(a), as follows:

         1.    Section 4.7 is amended and restated in its entirety as follows:

         Restructuring Transactions: On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable subsidiary Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations. The Restructuring Transactions may also include transferring and distributing all assets of the Debtors and Reorganized Debtors to a trust created for the benefit of the Debtors' creditors (a "Creditor Trust"), free and clear of all liens, claims and encumbrances pursuant to section 1123(a)(5) of the Bankruptcy Code. Any Creditor Trust shall be administered by the Plan Administrator to complete the liquidation of the Debtors' assets and the distribution thereof to creditors as set forth in this Plan, with the rights and obligations set forth in this Plan. Upon the creation of a Creditor Trust, the Reorganized Debtors may terminate their corporate existence.

         2. Section 4.14 is amended and restated in its entirety as follows:

         Releases and Related Matters

               (a) Releases by Debtors: As of the Effective Date, in consideration of their services to the Estates, and for other good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (collectively, the "Liabilities") that are property of any of the Debtors' Estates in connection with or related to the Debtors, the Chapter 11 Case or the Plan (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors, against (a) the Debtors' directors, officers, employees, agents and professionals as of the Petition Date or thereafter (provided that the terms of this Section 4.14(a) shall only apply to Liabilities based in whole or in part on any act, omission, transaction, event or other occurrence against each of the Debtors' directors, officers, employees, agents ad professionals acting in such capacities as directors, officers, employees, agents or professionals); (b) the Creditors' Committee, its members and its professionals (provided that the terms of this Section 4.14(b) shall only apply to Liabilities based in whole or in part on any act, omission, transaction, event or other occurrence against each of the Creditors' Committee, its members and its professionals acting in such capacities as members or professionals of the Creditors' Committee); and (c) the Bondholders' Committee, its members and its professionals (provided that the terms of this Section 4.14(c) shall only apply to Liabilities based in whole or in part on any act, omission, transaction, event or other occurrence against each of the Bondholders" Committee, its members and its professionals acting in such capacities as members or professionals of the Bondholders' Committee); provided, that nothing herein shall impair any of the NKK Litigation Claims transferred to the NKK Litigation Trust pursuant to
         Section 4.11(b) of this Plan or any direct claim owned by any individual creditor against any non-Debtor third party.

         3. Section 10.11 is amended and restated in its entirety as follows:

         Injunction

               (a) Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that, from and after the Confirmation Date, all Persons who have held, hold or may hold Claims against or Interests in any of the Debtors are permanently enjoined from prosecuting any claim or cause of action of any nature that is released or terminated under this Plan or that is otherwise inconsistent with the provisions of this Plan, including taking any of the following actions against the Estate(s), the Plan Administrator, or the Disbursing Agent, or any of their property on account of any such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing attaching, collecting or recovering in any manner any judgment, award, decree or order; and (C) creating, perfecting or enforcing any lien or encumbrance.

               (b) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section 10.11.

         4. Section 10.12 is amended and restated in its entirety as follows:

         Exculpation and Limitation of Liability

               (a) None of the Debtors, the Reorganized Debtors, the Creditors Committee, the Bondholders' Committee, Mitsubishi, Marubeni, the PBGC, the Unsecured Creditors Representative, the Plan Administrator, the Disbursing Agent, the Indenture Trustee, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys (acting in such capacity) shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan (including the distributions), except for acts that are ultra vires or for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

               (b) The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Section 4.11 of this Plan.


Dated:   Chicago, Illinois

         October 17, 2003


                                  National Steel Corporation., et al.,


                                  /s/ Mark A. Berkoff
                                  ------------------------------------
                                  Mark A. Berkoff (ARDC No.  6194797)

                                  Steven J. Christenholz (ARDC No. 6224666)

                                  PIPER RUDNICK

                                  203 North LaSalle Street, Suite 1800

                                  Chicago, Illinois  60601

                                  (312) 368-4000


                                  Counsel for Debtors and Debtors in Possession

                                           -and-

                                  Timothy R. Pohl (ARDC No. 06208157)

                                  Gary P. Cullen (ARDC No. 06190858)

                                  Eric W. Kaup (ARDC No. 06229548)

                                  SKADDEN, ARPS, SLATE, MEAGHER

                                      & FLOM (ILLINOIS)

                                  333 West Wacker Drive

                                  Chicago, Illinois 60606

                                  (312) 407-0700

                                  Special Counsel for Debtors

                                  and Debtors in Possession